EXHIBIT 99.1

Contact:	Kathy Taylor
Southwall Technologies Inc.

Phone: (650) 798-1200

For Immediate Release

Southwall Announces 2010 Third Quarter Results

PALO ALTO, Calif.--(BUSINESS WIRE)—November 12, 2010--Southwall Technologies Inc. (OTCBB: SWTX) announced third quarter 2010 revenue of $ 12.2 million, an increase of 42% from third quarter 2009 revenues of $8.6 million, and up approximately 3.4% from second quarter 2010 revenues of $11.8 million.  Revenues for the nine month period ended September 30, 2010 were $34.5 million, an increase of 47% compared to $23.4 million for the nine months ended September 30, 2009.  The year over year increase primarily reflects increasing demand for higher energy efficiency products across our primary markets, as well as the consolidation of Southwall Insulating Glass, LLC and Crown Operations International, LLC.

Gross profit for the third quarter 2010 was $5.3 million, an increase of 43% from third quarter 2009 gross profit of $3.7 million.  For the nine months ended September 30, 2010, gross profit increased 61% to $15.9 million compared to $9.9 million for the same period in 2009.  The year over year increase is primarily due to higher sales volume and plant utilization resulting in more effective absorption of fixed manufacturing costs as a percentage of sales, which were partially offset by the increased cost of sales associated with SIG.

Third quarter 2010 net income attributable to Southwall was $1.1 million, or $0.03 per fully diluted share, as compared to the third quarter 2009 of $0.7 million, or $0.02 per fully diluted share.  Net Income attributable to Southwall for the nine month period ended September 30, 2010 was $5.4 million, or $0.15 per fully diluted share, up 21% from the nine month period ended September 30, 2009.

During the third quarter, Southwall Technologies increased its ownership in Southwall Insulating Glass, LLC from 75% to 78%.  In addition, Southwall acquired the operating assets of Crown Operations International, LLC, continuing the Company’s focus on vertical integration to simplify material logistics and offer value-added products and services to its customers.

"Our growth strategy continues to gain momentum," said Dennis Capovilla, Chief Executive Officer.  "We experienced increased demand for our energy efficient films and glass products, which delivered strong revenue and profitability.  We remain committed to innovating and investing in our business and customer offerings, positioning us well for growth."

About Southwall Technologies Inc.

Southwall Technologies is the leading innovator of energy-saving films and glass products that dramatically improve the energy efficiency of buildings, homes and cars. Southwall is an ISO 9001/2000/14001 certified manufacturer with customers in over 25 countries around the world.

This press release may contain forward-looking statements, including, without limitation, statements regarding the Company's expectations, beliefs, intentions, or strategies regarding the future.  All forward-looking statements in this press release are based on information available to the Company on the date hereof, and the Company assumes no obligation to update any such forward-looking statements.  These statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those presented.  These risks include the possibility that the Company’s expected future results will be materially worse than estimated, that the Company may not continue to be profitable in future quarters or may not be able to achieve future long-term growth, that there will be a decline in one or more portions of our business in 2010 or thereafter, that the Company will not be successful in improving operations performance or controlling costs, that the Company will suffer a decline in manufacturing or financial effectiveness, that the Company’s new product development will not be successful, that there may be decreasing demand in certain markets and that the Company will not be able to secure additional financing if required, as well as risks associated with its failure to meet potential covenant requirements under future credit facilities.  Further risks are detailed in the Company's filings with the Securities and Exchange Commission, including those set forth in the Company's most recent Annual Report on Form 10-K for the year ended December 31, 2009, filed on March 25, 2010.

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SOUTHWALL TECHNOLOGIES INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	Three months ended		Nine months ended
	September 30,	September 30,	September 30,	September 30,
	2010	2009	2010	2009

Net revenues	$12,198	$8,600	$34,469	$23,430
Cost of revenues	6,890	4,867	18,549	13,554

Gross profit	5,308	3,733	15,920	9,876

Operating expenses:
Research & development	1,024	771	2,608	2,118
Selling, general and administrative	2,772	1,960	7,038	5,810

Total operating expenses	3,796	2,731	9,646	7,928

Income from operations	1,512	1,002	6,274	1,948

Interest expense, net	(67)	(321)	(225)	(492)
Other income (expense), net	560	12	202	3,211

Income before provision for income taxes	2,005	693	6,251	4,667

Provision for /(Benefit from) income taxes	1,057	(17)	959	174

Net income	948	710	5,292	4,493

Net loss attributable to noncontrolling interest	(122)	-	(152)	-

Net income attributable to Southwall	1,070	710	5,444	4,493

Deemed dividend on preferred stock	122	122	366	366

Net income attributable to common stockholders	$948	$588	$5,078	$4,127

Net income per share:

Basic	$0.03	$0.02	$0.18	$0.14
Diluted	$0.03	$0.02	$0.15	$0.13

Weighted average shares used in computing net income per share :
Basic	28,840	28,728	28,820	28,715
Diluted	36,334	34,685	36,105	34,085

SOUTHWALL TECHNOLOGIES INC.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	September 30,	December 31,
	2010	2009

ASSETS
Current assets:
Cash and cash equivalents	$15,573	$12,454
Accounts receivable, net	7,367	5,907
Inventories, net	4,691	4,522
Other current assets	1,401	1,479
Total current assets	29,032	24,362

Property, plant and equipment, net	15,309	14,393
Goodwill	1,839	-
Intangible assets	1,037	-
Deferred tax and other assets	1,132	156
Total assets	$48,349	$38,911

LIABILITIES, PREFERRED STOCK AND STOCKHOLDERS' EQUITY
Current liabilities:
Current portion of long term debt and capital lease obligations	$960	$808
Accounts payable	2,295	1,258
Accrued compensation	1,399	1,395
Income taxes payable	2,229	130
Other accrued liabilities	5,446	4,751
Total current liabilities	12,329	8,342

Term debt and capital lease obligations	3,708	3,358
Other long term liabilities	-	58
Total liabilities	16,037	11,758

Series A, convertible preferred stock	4,810	4,810

Stockholders' equity:
Common stock	29	29
Capital in excess of par value	78,403	78,291
Accumulated other comprehensive income:
Translation gain on subsidiary	3,773	4,382
Accumulated deficit	(54,915)	(60,359)
Southwall stockholders' equity	27,290	22,343
Noncontrolling interest	212	-
Total equity	27,502	22,343

Total liabilities, preferred stock and equity	$48,349	$38,911

SOUTHWALL TECHNOLOGIES, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Nine months ended
	September 30,	September 30,
	2010	2009
Cash flows from operating activities:
Net income	$5,292	$4,493
Adjustments to reconcile net income to net cash provided by operating activities:
Gain on acquisition of controlling interest in SIG	(706)	-
Gain on settlement of liability	-	(2,359)
Deferred income tax	(1,334)	(77)
Loss (Gain) on disposal of property, plant and equipment	10	(24)
Depreciation and amortization	1,989	1,911
Stock-based compensation	433	294
Inventories reserves	(201)	43
Non-cash effect of acquisition of controlling interest in SIG	(232)	-
Changes in operating assets and liabilities:
Accounts receivable, net	(75)	(1,072)
Inventories	207	1,293
Other current and non-current assets	(240)	(65)
Accounts payable and accrued liabilities	1,532	(258)
Net cash provided by operating activities	6,675	4,179

Cash flows from investing activities:
Acquisition of assets of Crown Operations International	(3,302)	-
Acquisition of controlling interest in SIG, net of cash acquired	(195)	-
Restricted cash	-	261
Proceeds from sale of property, plant and equipment	-	34
Expenditures for property, plant and equipment	(1,160)	(975)
Net cash used in investing activities	(4,657)	(680)

Cash flows from financing activities:
Proceeds from exercise of stock options	63	42
Borrowings from term loan	1,250	-
Borrowings from equipment financing	-	26
Investment credit in Germany	376	221
Repayments of term debt and capital lease obligations	(599)	(1,719)
Net cash provided (used) in financing activities	1,090	(1,430)

Effect of foreign exchange rate changes on cash and cash equivalents	11	8

Net increase in cash and cash equivalents	3,119	2,077
Cash and cash equivalents, beginning of period	12,454	10,768

Cash and cash equivalents, end of period	$15,573	$12,845